Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Third Fiscal Quarter Ended December 31, 2018
CSWC Reports Pre-Tax Net Investment Income of $0.40 Per Share
Dallas, Texas – February 4, 2019 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the third fiscal quarter ended December 31, 2018.
Third Quarter Fiscal Year 2019 Financial Highlights

•	Total Investment Portfolio: $496.7 million

◦	Credit Portfolio of $350.7 million:

▪	86% 1st Lien Secured Debt

▪	$24.7 million in new committed credit investments

▪	One 1st Lien Secured Debt investment currently on non-accrual with a fair value of $8.6 million, representing 1.7% of the total investment portfolio

◦	Equity Portfolio of $82.9 million, excluding investment in I-45 Senior Loan Fund ("I-45 SLF"):

▪	$1.0 million in new equity investments during the quarter

◦	CSWC Investment in I-45 SLF of $63.1 million

▪	I-45 SLF portfolio of $238.7 million

▪	Portfolio consists of 48 issuers: 95% 1st Lien Debt and 5% 2nd Lien Debt

▪	I-45 SLF paid a $2.5 million quarterly dividend to CSWC, an annualized yield of 15.5%

•	Pre-Tax Net Investment Income of $6.8 million, or $0.40 per weighted average diluted share

•	Paid $0.36 per share in Regular Dividends, plus $0.10 per share Supplemental Dividend

◦	Total Dividends for the quarter of $0.46 per share

•	Net Realized and Unrealized Portfolio Depreciation: $2.4 million, or $0.14 per weighted average diluted share

•	Cash and Cash Equivalents: $10.8 million

•	Total Net Assets: $317.7 million

•	Net Asset Value (“NAV”) per Share: $18.43

•	Weighted Average Yield on Debt Investments: 11.6%

In commenting on the Company's results, Bowen Diehl, President and Chief Executive Officer, stated, “This was an eventful quarter for our company. In addition to growing our Net Investment Income per share by 11% to $0.40 per share, we exited one of our two remaining legacy equity assets at a modest gain, we completed the company’s first ever follow-on equity offering, and we completed the upsize and refinance of our ING Capital-led balance sheet credit facility. Specific to the credit facility, we were able to obtain a significant increase in commitments from our bank lenders, while reducing pricing and the overall cost of the facility. We were also able to incorporate the ability to access the increased leverage allowable under the Small Business Credit Availability Act, passed in 2018. Finally, we opportunistically repurchased shares of our stock through our 10b5-1 program during the time of excessive market volatility that we saw in December.”

Third Quarter Fiscal Year Investment Activities
During the quarter ended December 31, 2018, the Company originated two new investments and one follow-on investment totaling $25.7 million in commitments. New investment transactions that occurred during the quarter ended December 31, 2018 are summarized as follows:
Roseland Management, LLC (d/b/a Precision Spine Care), $10.5 million 1st Lien Senior Secured Debt, $2.0 million Revolving Loan, $1.0 million Common Equity: Precision Spine Care is a provider of a comprehensive suite of medical services focused on spine care and pain management across Northeast Texas.
Ace Gathering, Inc., $10.0 million Split Lien Senior Secured Debt: Ace Gathering, Inc. is a provider of crude oil gathering and reclamation services to oil producers, salt water disposal operators and other service companies throughout Texas.
American Nuts Operations LLC, $2.2 million 1st Lien Senior Secured Debt: American Nuts is an importer, mixer, roaster, and packager of bulk nuts and dried fruit.

Third Fiscal Quarter 2019 Operating Results
For the quarter ended December 31, 2018, Capital Southwest reported total investment income of $13.9 million, compared to $12.6 million in the prior quarter. The increase in investment income was attributable to an increase in average debt investments outstanding.
For the quarter ended December 31, 2018, total operating expenses (excluding interest expense) remained flat at $3.7 million as compared to the prior quarter.
For the quarter ended December 31, 2018, interest expense was $3.3 million, compared to $3.1 million in the prior quarter. The increase in interest expense was due to increased average debt outstanding on the revolving credit facility, an increase in the amount of 5.95% Notes due in 2022 (the "December 2022 Notes") outstanding, and an increase in the weighted average interest rate on the revolving credit facility due to LIBOR.
For the quarter ended December 31, 2018, total pre-tax net investment income was $6.8 million, compared to $5.8 million in the prior quarter.
For the quarter ended December 31, 2018, there was tax expense of $0.1 million, compared to $0.3 million in the prior quarter.
During the quarter ended December 31, 2018, Capital Southwest recorded total net realized and unrealized losses on investments of $2.4 million, compared to total net realized and unrealized gains on investments of $1.0 million in the prior quarter. For the quarter ended December 31, 2018, this included total net realized gains on investments of $1.9 million and net unrealized depreciation on investments of $4.2 million, of which $2.0 million was the reversal of net unrealized appreciation recognized in prior periods due to realized gains noted above. The net increase in net assets resulting from operations was $4.3 million for the quarter, compared to $6.6 million in the prior quarter.
The Company’s NAV at December 31, 2018 was $18.43 per share, as compared to $18.84 at September 30, 2018. The decrease in NAV from the prior quarter is due to the supplemental dividend of $0.10 per share, net unrealized depreciation on the investment portfolio and dilution caused by the annual grant of restricted stock to employees.

Liquidity and Capital Resources
At December 31, 2018, Capital Southwest had approximately $10.8 million in unrestricted cash and money market balances, $122 million of total debt outstanding on its revolving credit facility and $75.0 million, net of unamortized debt issuance costs, of the December 2022 Notes outstanding. As of December 31, 2018, Capital Southwest had $144.6 million in available borrowings under the revolving credit facility. The debt to equity ratio at the end of the quarter was 0.62 to 1.
In December 2018, the Company entered into the Amended and Restated Senior Secured Revolving Credit Agreement (the "Amended and Restated Agreement"), and a related Amended and Restated Guarantee, Pledge and Security Agreement, to amend and restate its Senior Secured Revolving Credit Facility (the "Credit Facility"). The Amended and Restated Agreement (1) increased the total commitments by $60 million from $210 million to an aggregate total of $270 million, provided by a diversified group of nine lenders, (2) increased the Credit Facility's accordion feature to $350 million under the Credit Facility from new and existing lenders on the same terms and conditions as the existing commitments, (3) reduced the interest rate on borrowings from LIBOR plus 3.00% to LIBOR plus 2.50%, subject to certain conditions as outlined in the Amended and Restated Agreement, (4) reduced the minimum asset coverage with respect to senior securities representing indebtedness from 200% to 150% after the date on which such minimum asset coverage is permitted to be reduced by the Company under applicable law, and (5) extended the Credit Facility's revolving period from November 16, 2020 to December 21, 2022 and the final maturity was extended from November 16, 2021 to December 21, 2023.
On June 11, 2018, the Company entered into an "At-The-Market" ("ATM") debt distribution agreement, pursuant to which it may offer for sale, from time to time, up to $50 million in aggregate principal amount of the December 2022 Notes through B. Riley FBR, Inc., acting as its sales agent. Sales of the December 2022 Notes may be made in negotiated transactions or transactions that are deemed to be "at the market offerings" as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on The Nasdaq Global Select Market, or similar securities exchanges or sales made through a market maker other than on an exchange at prices related to prevailing market prices or at negotiated prices.
During the nine months ended December 31, 2018, the Company sold a total of 785,447 of the December 2022 Notes under the ATM debt distribution agreement, generating approximately $19.9 million in gross proceeds at an effective yield of 5.86%. At this time, the Company does not intend to issue additional December 2022 Notes under this ATM debt distribution agreement.
On October 4, 2018, the Company issued an aggregate of 700,000 shares of the Company's common stock at a net price of $18.90 per share. The total net proceeds of the offerings, before expenses, was approximately $13.2 million. The shares were sold at a 1.9% discount to the prior day closing price and above then current NAV of $18.87.

Additionally, I-45 SLF has total commitments outstanding of $165 million from a group of four bank lenders in its Deutsche Bank led credit facility, which is scheduled to mature in July 2022. As of December 31, 2018, I-45 SLF had $154 million in borrowings outstanding under its credit facility.

Share Repurchase Program
On January 25, 2016, Capital Southwest announced that its Board of Directors authorized the repurchase of up to $10.0 million of its common stock at prices significantly below the Company’s net asset value per share as reported in its most recent financial statements. The Board authorized the share repurchase program because it believes that the Company’s common stock may be undervalued from time to time due to market volatility.
During the quarter ended December 31, 2018, the Company repurchased 10,452 shares of common stock at an average price of $17.72 per share, including commissions paid. Cumulative to date, the Company has repurchased a total of 46,363 shares at an average price of $16.67 per share, including commissions paid. The Company currently has approximately $9.2 million available for additional repurchases under the program.

Third Quarter 2019 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, February 5, 2019, at 11:00 a.m. Eastern Time to discuss the third quarter 2019 financial results. You may access the call by dialing (866) 502-8274 and using the Conference ID 1997799 at least 10 minutes before the call. The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/m6/p/hnmibvsd.
A telephonic replay will be available through February 12, 2019 by dialing (855) 859-2056 and using the Conference ID 1997799. An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-Q for the period ended December 31, 2018 to be filed with the Securities and Exchange Commission and Capital Southwest’s Third Fiscal Quarter 2019 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $318 million in net assets as of December 31, 2018. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $25 million investments across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets, regulatory changes, tax treatment and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2018 and subsequent filings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	December 31,	March 31,
	2018	2018
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $285,698 and $200,981, respectively)	$287,246	$199,949
Affiliate investments (Cost: $78,980 and $51,648, respectively)	77,866	53,198
Control investments (Cost: $89,971 and $82,768, respectively)	131,628	139,948
Total investments (Cost: $454,649 and $335,397, respectively)	496,740	393,095
Cash and cash equivalents	10,774	7,907
Receivables:
Dividends and interest	7,773	5,219
Escrow	370	119
Other	681	447
Income tax receivable	167	109
Deferred tax asset	2,294	2,050
Debt issuance costs (net of accumulated amortization of $1,634 and $1,041, respectively)	3,533	2,575
Other assets	1,449	5,969
Total assets	$523,781	$417,490

Liabilities
Notes (Par value: $77,136 and $57,500, respectively)	$74,960	$55,305
Credit facility	122,000	40,000
Other liabilities	6,280	6,245
Dividends payable	—	4,525
Accrued restoration plan liability	2,865	2,937
Deferred income taxes	—	190
Total liabilities	206,105	109,202

Commitments and contingencies (Note 11)

Net Assets
Common stock, $0.25 par value: authorized, 25,000,000 shares; issued, 19,572,934 shares at December 31, 2018 and 18,501,298 shares at March 31, 2018	4,893	4,625
Additional paid-in capital	276,899	260,713
Total distributable earnings	59,821	66,887
Treasury stock - at cost, 2,339,512 shares	(23,937)	(23,937)
Total net assets	317,676	308,288
Total liabilities and net assets	$523,781	$417,490
Net asset value per share (17,233,422 shares outstanding at December 31, 2018 and 16,161,786 shares outstanding at March 31, 2018)	$18.43	$19.08

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Investment income:
Interest income:
Non-control/Non-affiliate investments	$7,744	$5,420	$20,825	$14,858
Affiliate investments	1,886	142	5,136	423
Control investments	440	—	983	—
Dividend income:
Non-control/Non-affiliate investments	95	31	120	91
Affiliate investments	—	—	82	—
Control investments	3,257	3,118	9,383	9,221
Interest income from cash and cash equivalents	12	4	21	16
Fees and other income	437	304	1,022	643
Total investment income	13,871	9,019	37,572	25,252
Operating expenses:
Compensation	2,007	1,885	5,880	5,129
Spin-off compensation plan	—	172	—	517
Share-based compensation	607	479	1,564	1,231
Interest	3,347	1,275	8,829	2,924
Professional fees	390	245	1,285	1,205
Net pension expense	40	42	119	123
General and administrative	704	620	2,322	2,171
Total operating expenses	7,095	4,718	19,999	13,300
Income before taxes	6,776	4,301	17,573	11,952
Income tax (benefit) expense	101	(362)	736	(84)
Net investment income	$6,675	$4,663	$16,837	$12,036

Realized gain
Non-control/Non-affiliate investments	$1,849	$527	$2,066	$1,361
Affiliate investments	—	90	77	90
Control investments	34	—	18,653	—
Total net realized gain on investments before income tax	1,883	617	20,796	1,451

Change in unrealized appreciation of investments
Non-control/Non-affiliate investments	(4,860)	708	1,549	(3,458)
Affiliate investments	(95)	(173)	(1,634)	(827)
Control investments	564	4,500	(15,523)	14,995
Income tax (provision) benefit	153	(72)	535	133
Total net change in unrealized appreciation of investments, net of tax	(4,238)	4,963	(15,073)	10,843

Net realized and unrealized (losses) gains on investments	$(2,355)	$5,580	$5,723	$12,294

Net increase in net assets from operations	$4,320	$10,243	$22,560	$24,330

Pre-tax net investment income per share - basic and diluted	$0.40	$0.27	$1.06	$0.74
Net investment income per share – basic and diluted	$0.39	$0.29	$1.02	$0.75
Net increase in net assets from operations – basic and diluted	$0.25	$0.64	$1.36	$1.52
Weighted average shares outstanding – basic	17,120,357	16,104,806	16,541,102	16,041,696
Weighted average shares outstanding – diluted	17,122,925	16,176,436	16,543,524	16,109,122